Exhibit 99.1

WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---May 2, 2023---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended March 31, 2023.

First Quarter 2023

Consolidated net sales were a first-quarter record of $86.3 million, up 6% compared to our previous record of $81.4 million in 2022. Consolidated gross earnings increased to 43.1% of net sales compared to 35.8% of net sales in last year’s first quarter, due mainly to higher gross margins in our North American wholesale segment. Operating earnings were a first-quarter record of $10.4 million, up more than 90% over last year’s first quarter operating earnings of $5.4 million. Net earnings were a first-quarter record of $7.4 million, or $0.78 per diluted share, up 84% compared to $4.1 million, or $0.42 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment reached a first-quarter record of $69.9 million, up 4% compared to $67.1 million in the first quarter of 2022. Wholesale sales increased due to higher unit selling prices, while pairs shipped decreased 5%. Florsheim posted 15% growth for the quarter, driven by higher sales of dress and dress-casual footwear, and achieved record quarterly sales on top of record sales for the brand last year. Net sales of our other major brands, Nunn Bush, Stacy Adams, and BOGS, remained relatively steady with last year’s robust first quarter results.

Wholesale gross earnings were 38.2% of net sales compared to 30.0% of net sales last year. Gross margins improved due mainly to selling price increases implemented in 2022 to address higher costs. Last year’s first quarter gross margins were negatively impacted by higher inbound freight costs as a result of the global supply chain issues ongoing at that time, which have since eased.

Wholesale selling and administrative expenses totaled $17.9 million, or 26% of net sales, for the quarter compared to $15.3 million, or 23% of net sales, in last year’s first quarter. This year’s expenses included higher employee costs. Wholesale operating earnings reached a first-quarter record of $8.8 million, up 82% compared to $4.8 million in 2022, driven by the higher sales and gross margins this year.

North American Retail Segment

Net sales in our retail segment were a first-quarter record of $8.9 million, up 14% compared to our previous record of $7.9 million in 2022. The increase was primarily due to higher sales on the Florsheim and Stacy Adams websites. Brick-and-mortar sales also increased for the quarter.

Retail gross earnings as a percent of net sales were 66.3% and 65.9% in the first quarters of 2023 and 2022, respectively. Selling and administrative expenses for the retail segment were $4.6 million compared to $4.4 million last year. As a percent of net sales, retail selling and administrative expenses were 52% in 2023 and 55% in 2022. This decrease was primarily due to lower e-commerce expenses relative to net sales; primarily outbound freight and advertising costs. We realized cost savings during the first quarter as a result of measures taken over the past year to control costs.

Retail operating earnings were a first-quarter record of $1.3 million, up 55% compared to $828,000 last year. This increase was primarily due to higher sales and improved profitability in our e-commerce businesses. Brick-and-mortar operating earnings were also up for the quarter.

Other

Our other operations consist of our wholesale and retail businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). Other net sales for the first quarter of 2023 totaled $7.5 million, up 17% compared to $6.4 million in 2022. In local currency, Florsheim Australia’s net sales were up 24%, with sales up in both its retail and wholesale businesses. Last year’s sales volumes in Asia were negatively impacted by lockdowns imposed in Hong Kong during the quarter.

Other gross earnings were 60.5% of net sales compared to 59.6% of net sales in last year’s first quarter. Other operating earnings recovered to $275,000 in 2023 up from operating losses of $243,000 last year.

“We started the year strong, setting a first-quarter sales record and generating robust record-level earnings in both our wholesale and retail segments,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “Our topline growth was driven by the exceptional performance of our Florsheim brand which maintained its strong momentum after unprecedented growth in 2022. Our earnings boost reflected the strategic measures we’ve taken to address the rising costs in our business. We believe our company-wide successes over the past year have positioned us well to endure potential changing market conditions ahead.”

On May 2, 2023, our Board of Directors declared a cash dividend of $0.25 per share to all shareholders of record on May 26, 2023, payable on June 30, 2023. This represents an increase of 4% above the previous quarterly dividend rate of $0.24.

Conference Call Details:

Weyco Group will host a conference call on May 3, 2023, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://register.vevent.com/register/BIe6d390cf255f45f2b2b307178eda8d3d. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/viwgjf38. A recording of the conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the war in Ukraine and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2023.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(In thousands, except per share amounts)
Net sales	$86,294	$81,360
Cost of sales	49,132	52,232
Gross earnings	37,162	29,128

Selling and administrative expenses	26,776	23,697
Earnings from operations	10,386	5,431

Interest income	139	91
Interest expense	(385)	(1)
Other expense, net	(130)	(6)

Earnings before provision for income taxes	10,010	5,515

Provision for income taxes	2,565	1,462

Net earnings	$7,445	$4,053

Weighted average shares outstanding
Basic	9,483	9,596
Diluted	9,545	9,647
Earnings per share
Basic	$0.79	$0.42
Diluted	$0.78	$0.42
Cash dividends declared (per share)	$0.24	$0.24

Comprehensive income	$7,238	$4,728

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2023	2022
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$22,565	$16,876
Investments, at fair value	108	107
Marketable securities, at amortized cost	1,098	1,385
Accounts receivable, net	52,791	53,298
Income tax receivable	-	945
Inventories	106,677	127,976
Prepaid expenses and other current assets	3,833	5,870
Total current assets	187,072	206,457

Marketable securities, at amortized cost	6,903	7,123
Deferred income tax benefits	1,021	1,038
Property, plant and equipment, net	28,794	28,812
Operating lease right-of-use assets	14,032	13,428
Goodwill	12,317	12,317
Trademarks	33,618	33,618
Other assets	23,952	23,827
Total assets	$307,709	$326,620

LIABILITIES AND EQUITY:
Short-term borrowings	$20,640	$31,136
Accounts payable	6,540	14,946
Dividend payable	-	2,290
Operating lease liabilities	4,270	4,026
Accrued liabilities	11,751	15,137
Accrued income tax payable	1,245	-
Total current liabilities	44,446	67,535

Deferred income tax liabilities	8,524	8,530
Long-term pension liability	15,651	15,523
Operating lease liabilities	10,897	10,661
Other long-term liabilities	523	466
Total liabilities	80,041	102,715

Common stock	9,523	9,584
Capital in excess of par value	70,828	70,475
Reinvested earnings	167,717	164,039
Accumulated other comprehensive loss	(20,400)	(20,193)
Total equity	227,668	223,905
Total liabilities and equity	$307,709	$326,620

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,445	$4,053
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	643	604
Amortization	69	71
Bad debt (recovery) expense	(13)	15
Deferred income taxes	(23)	(111)
Net foreign currency transaction (gains) losses	(48)	32
Share-based compensation expense	338	350
Pension expense	347	-
Increase in cash surrender value of life insurance	(105)	(150)
Changes in operating assets and liabilities -
Accounts receivable	520	1,395
Inventories	21,297	8,980
Prepaid expenses and other assets	1,943	89
Accounts payable	(8,411)	(12,966)
Accrued liabilities and other	(3,208)	(3,578)
Accrued income taxes	2,192	1,447
Net cash provided by operating activities	22,986	231

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	510	475
Proceeds from sale of investment securities	-	8,050
Purchases of property, plant and equipment	(659)	(352)
Net cash (used for) provided by investing activities	(149)	8,173

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,561)	(2,297)
Shares purchased and retired	(1,540)	(1,797)
Net proceeds from stock options exercised	16	11
Payment of contingent consideration	(500)	-
Proceeds from bank borrowings	29,018	-
Repayments of bank borrowings	(39,514)	-
Net cash used for financing activities	(17,081)	(4,083)

Effect of exchange rate changes on cash and cash equivalents	(67)	118

Net increase in cash and cash equivalents	$5,689	$4,439

CASH AND CASH EQUIVALENTS at beginning of period	16,876	19,711

CASH AND CASH EQUIVALENTS at end of period	$22,565	$24,150

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$205	$75
Interest paid	$423	$1